Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We have issued summary reports dated February 21, 2014, January 22, 2013 and January 20, 2012, to the interest of Warren Resources, Inc. and its subsidiaries, relating to the estimated quantities of proved reserves of oil and gas and present values thereof, included in the annual reports on Form 10-K of Warren Resources, Inc. for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, respectively. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Warren Resources, Inc. on Form S-3 (File No. 333-186625) and Form S-8 (File No. 333-169447 and File No. 333-125277).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President & Chief Operating Officer

Houston, Texas

September 18, 2014